UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 9, 2022

Commission File No. 001-37811

BOK FINANCIAL CORP ET AL
(Exact name of registrant as specified in its charter)

Oklahoma		73-1373454
(State or other jurisdiction of Incorporation or Organization)		(IRS Employer Identification No.)

Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa,	Oklahoma	74192
(Address of Principal Executive Offices)		(Zip Code)

(918) 588-6000
(Registrant’s telephone number, including area code)

N/A
___________________________________________
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01. Other Events.

Recent national and international events, including actions expected to be taken by the Federal Reserve to combat rising inflation and market disruptions caused by Russia’s invasion of Ukraine have reduced investor demand for lower coupon, U.S. government agency issued mortgage-backed securities. Since March 4, 2022, we have recorded losses of approximately $50 million pre-tax to reduce the carrying value of our trading securities based on sales of securities or market observations. The majority of these losses are unrealized and may increase or decrease based on market conditions during the remainder of the first quarter of 2022.

Stacy Kymes, president and chief executive officer, stated, “Providing liquidity to mortgage markets has been a successful and profitable part of our business for many years. We believe this charge materially represents fair value adjustment at present, however market conditions are choppy and this could change as market conditions evolve. While this business has created earnings volatility currently, the historic and long-term prospects of our trading platform has been good and we remain committed to this business.”

ITEM 9.01. Financial Statements and Exhibits.

(a)Exhibits

     104        Interactive Data Files.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        BOK FINANCIAL CORPORATION

                        By: /s/ Steven E. Nell
                         Steven E. Nell
                         Executive Vice President
                         Chief Financial Officer
Date: March 9, 2022